PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED
MARCH 7, 1994)

                                1,000,000 SHARES

                        OMEGA HEALTHCARE INVESTORS, INC.
[OMEGA LOGO]
                                  COMMON STOCK
                         ------------------------------

     Omega Healthcare Investors, Inc. is a real estate investment trust which invests in income producing healthcare properties, principally long-term care facilities. See "The Company." All of the 1,000,000 shares of Common Stock are being sold by the Company.

     The Common Stock is listed on the New York Stock Exchange and trades under the symbol "OHI." The last reported sale price of the Common Stock on the New York Stock Exchange on November 14, 1996 was $31.625 per share.
                         ------------------------------

     SEE "RISK FACTORS" ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                ANY REPRESENTATION TO THE CONTRARY IS A
                     CRIMINAL OFFENSE.

                         ------------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
 MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                         PRICE TO            COMMISSIONS          PROCEEDS TO
                                          PUBLIC             AND FEES(1)          COMPANY(2)
--------------------------------------------------------------------------------------------------
Per Share........................         $30.75                $0.25               $30.50
--------------------------------------------------------------------------------------------------
Total(3).........................       $30,750,000           $250,000            $30,500,000
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The Common Stock is being offered by the Company to selected unaffiliated institutional investors. National Westminster Bank PLC, New York Branch ("NatWest Markets"), 175 Water Street, New York, New York 10038, has been retained to act for the Company in connection with the arrangement of such offers and sales on a best efforts, all or none, basis. The Company has agreed (i) to pay NatWest Markets a fee in connection with the arrangement of this transaction and (ii) to indemnify NatWest Markets against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). It is anticipated that the Common Stock will be delivered against payment thereon on November 20, 1996; the Offering will not continue after such date. See "Plan of Distribution".

(2) Before deducting expenses payable by the Company estimated at $75,000.

                         ------------------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 15, 1996

                                  THE COMPANY

     Omega is a real estate investment trust investing in and providing financing to the long-term care industry. Its portfolio includes 221 health care facilities with over 20,000 licensed beds, located in 26 states. Omega is also an owner of and provides management advisory services to Principal Healthcare Finance Limited, a company which owns and leases 42 nursing home facilities located in the United Kingdom. The executive offices of the Company are located at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103. Its telephone number is (313) 747-9790.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby (the "Offering") are estimated to be $30,425,000, after deducting the estimated expenses of the offering payable by the Company, including the Placement Agent's fees.

     The Company intends to use the entire net proceeds of the Offering to repay borrowings under its revolving line of credit, of which approximately $62.8 million was outstanding as of September 30, 1996. The maturity date of the revolving line of credit is June 30, 1999. Interest is at a rate of the lesser of prime or one hundred twenty five basis points over LIBOR. Borrowings under the line have been utilized to acquire or make investments in healthcare facilities and for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock are being offered for sale by the Company principally to selected unaffiliated institutional investors. Some of the shares of Common Stock may be offered to institutional investors outside of the United States. NatWest Markets has been retained to act as placement agent for the Company in connection with the arrangement of such offers and sales on a best efforts, all or nothing, basis and intends to retain EVEREN Securities, Inc. ("Everen") as sub-placement agent. NatWest Markets will pay Everen a portion of its placement fees herein. It is anticipated that NatWest Markets will obtain indications of interest from potential investors for the amount of the Offering and that no investor funds will be accepted until indications of interest have been received for the full amount of the Offering. Confirmations and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after the date hereof. Prior to the closing date, all investor funds will promptly be placed in escrow with Citibank, N.A. or a similar national banking institution as escrow agent ("Escrow Agent"), in an escrow account established for the benefit of the investors. Escrow Agent will invest such funds in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended. Prior to the closing date, Escrow Agent will advise the Company that payments for the purchase of the Common Stock have been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account. Upon receipt of such notice, the Company will deposit with the Depository Trust Company ("DTC"), as Depository, the shares of Common Stock to be credited to the respective accounts of the investors. Investor funds together with interest thereon, if any, will only be collected by the Company through the facilities of Escrow Agent on the scheduled closing date. The Offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the Offering, Escrow Agent will return all escrowed investor funds to the respective investors as promptly as practicable. The Company has agreed (i) to pay NatWest Markets approximately .81% of the gross proceeds to the Company from the Offering and (ii) to indemnify NatWest Markets against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Argue Pearson Harbison & Myers, Los Angeles, California.

PROSPECTUS

                        OMEGA HEALTHCARE INVESTORS, INC.
                         COMMON STOCK, PREFERRED STOCK,
                    DEBT SECURITIES AND SECURITIES WARRANTS

    Omega Healthcare Investors, Inc. (the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.10 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"); (iii) its unsecured senior debt securities (the "Debt Securities"); or (iv) warrants to purchase Common Stock (the "Common Stock Warrants"), warrants to purchase Debt Securities (the "Debt Securities Warrants"), and warrants to purchase Preferred Stock (the "Preferred Stock Warrants"), with an aggregate public offering price of up to $200,000,000, on terms to be determined at the time of offering. The Common Stock Warrants, the Debt Securities Warrants and the Preferred Stock Warrants shall be referred to herein collectively as the "Securities Warrants." The Common Stock, Preferred Stock, Debt Securities, and Securities Warrants (collectively, the "Securities") may be offered, separately or together, in separate series amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    With respect to the Common Stock, the specific number of shares and issuance price per share will be set forth in the applicable Prospectus Supplement. The terms of the Preferred Stock, including specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock will be set forth in the applicable Prospectus Supplement. In the case of the Debt Securities, the specific title, aggregate principal amount, form (which may be registered or bearer, or certified or global), maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, any sinking fund provisions and any conversion provisions will be set forth in the applicable Prospectus Supplement. In the case of the Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities or redemption or conversion terms, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities. The net proceeds to the Company from the sale of any of the Securities will be set forth in the applicable Prospectus Supplement.
                           -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.
                           -------------------------
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
 MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                                      CONTRARY IS UNLAWFUL.
                           -------------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                           -------------------------

                  The date of this Prospectus is March 7, 1994

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. (Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549), and at the Commission's Regional Offices in Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60665) and New York City (7 World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The common stock of the Company is listed on the New York Stock Exchange and reports, proxy statements and other information concerning Omega Healthcare Investors, Inc. can be inspected at 20 Broad Street, New York, New York. The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all information set forth in the Registration Statement, in accordance with the rules and regulations of the Commission, and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereto made.
                         ------------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission are incorporated in this Prospectus by reference:

        -- Annual Report of the Company on Form 10-K for the year ended December
           31, 1992;

        -- Quarterly Reports of the Company on Form 10-Q for the quarters ended
           March 31, 1993, June 30, 1993, and September 30, 1993, and Form 10Q/A for the quarter ended June 30, 1993;

        -- Current Reports of the Company on Form 8-K dated September 14, 1993,
           October 28, 1993, and February 10, 1994; and

        -- The description of the Company's Common Stock, $.10 par value, contained in its Initial Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, and declared effective by the Commission on August 7, 1992.

     All documents filed by Omega Healthcare Investors, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. All information appearing in this Prospectus is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing in the documents incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Omega Healthcare Investors, Inc. will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference therein) of any or all documents incorporated by reference into this Prospectus within the meaning of Section 10(a) of the Securities Act of 1933. Requests for such copies should be directed to Essel W. Bailey, Jr., President and Secretary of the Company, at the Company's principal executive offices at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103, telephone
(313) 747-9790.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  RISK FACTORS

     Investment in the Securities involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus or in a Prospectus Supplement, investors should consider the following factors before making a decision to purchase the Securities offered hereby.

GOVERNMENT HEALTH CARE REGULATION

     Health care is an area of extensive government regulation and dynamic regulatory change. The Company's lessees and mortgagors are and will continue to be subject to extensive federal, state and local regulation, including licensing, facility inspections, reimbursement policies, and control over certain expenditures. There are currently under consideration various proposals, including the proposals submitted by President Clinton to Congress, for national health care reform, that could further limit payments to health care providers or otherwise affect the operations of health care providers. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on methods of doing business, costs of doing business and amounts of reimbursement by government and private third party payors. See "-- Possible Reduction of Reimbursement by Third Party Payors."

     Laws and regulations are regularly adopted to regulate new and existing health care services. Federal laws governing the activities of long-term care operators, such as regulations concerning Medicare and Medicaid programs, which provide a majority of a Facility's revenues, as well as Federal and State laws concerning coverage and reimbursement requirements, change frequently, and there can be no assurance that federal or state governments will not impose additional restrictions upon all or a portion of the activities of the Company's lessees and mortgagors, such as the operators of the Company's facilities (the "Facility Operators"), which might adversely affect operations of such lessees or mortgagors. Any material adverse effect on the operations of such lessees and mortgagors (and the Facility Operators in particular) could, and likely would, adversely affect the Company.

     The United States federal government, and the states in which the Facility Operators operate, separately regulate various aspects of the business of the Company's lessees and mortgagors (including the Facility Operators). Long-term care facilities such as nursing homes and retirement centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, including standards relating to the financial condition of the owners and operators of such facilities and physical condition of the properties. There can be no assurance that federal, state or local governments will not change existing standards, or impose additional standards, relating to all or a portion of the Facility Operator's activities or their properties. Such governmental action might adversely affect the Facility Operators' activities, business and financial condition. The failure to maintain in effect required regulatory approvals or licenses could materially and adversely affect the Facility Operator's business and financial condition and, indirectly, the Company's financial condition.

POSSIBLE REDUCTION OF REIMBURSEMENT BY THIRD PARTY PAYORS

     Currently, a majority of the revenues of the Company's lessees and mortgagors (including the Facility Operators) is dependent upon reimbursement from third party payors, including the Medicaid and Medicare programs, post-employment benefit plans and private insurers. The levels of revenues and profitability of such lessees and mortgagors (including the Facility Operators) are affected by the continuing efforts of third party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services, and negotiating reduced contract pricing. Such efforts are expected to continue. In addition, in an attempt to reduce the United States' federal budget deficit, there have been, and the Company expects that there will continue to be, proposals to limit Medicaid and Medicare reimbursement for health care services. Proposals have also been made to limit Medicaid reimbursement for health care services in each of the states in which are located facilities owned and leased by the Company or with respect to which the Company provides mortgage financing (the "Facilities"). The Company cannot at this time predict whether any of these proposals will be adopted at the federal or state level or, if adopted and implemented, what effect, if any, such proposals will have on the lessees or mortgagors of the Company including the Facility Operators, and, indirectly, the Company. A significant change in coverage or a reduction in payment rates by third party payors or the availability of funds for reimbursement, particularly in Michigan or Arkansas, could have a material adverse effect on the business and financial condition of the Company's lessees and mortgagors, including the Facility Operators, and, indirectly, the Company's financial condition.

REAL ESTATE INVESTMENT RISKS

     The operating results of the Facilities underlying the Company's investments will depend on various factors over which the Company will have no control and which may affect the present or future cash flow of the Company. Those factors include, without limitation, general economic conditions, changes in the supply of, or demand for, competing long-term care facilities, changes in occupancy levels, the ability of the Company's lessees and mortgagors through rate increases or otherwise to absorb increases in operating expenses, changes in government regulations and changes in zoning laws.

     No assurance can be given that a lessee will exercise any option to renew its lease upon the expiration of the initial term. In such an instance, the Company may not be able to locate a qualified purchaser or a qualified replacement tenant, as a result of which it would lose a source of revenue while remaining responsible for the payment of its obligations.

     Generally, the Company's lease arrangements with a single operator who operates more than one of the Company's Facilities is pursuant to a single master lease (a "Master Lease" or collectively, the "Master Leases"). The failure to renew any of these Master Leases, or the termination of any of these Master Leases, may have a material adverse effect on the Company.

     No assurance can be given that a borrower under any mortgage held by the Company will be able to refinance any mortgage at the expiration of the term thereof. In addition, the Company may invest a portion of its portfolio in mortgages that are subordinated to other mortgages or other payments. Although these mortgages may present higher returns, the borrower under these mortgages would be required to repay such senior amounts prior to repayment of the Company's mortgage. Certain of the Company's mortgages have "equity participation" or conversion features that permit the Company to realize increased returns if cash flows of the Facilities increase. The conversion features also may permit the Company to convert its mortgage interest into a fee interest to realize on any increase in the value of the real estate. No assurance can be given that any participating mortgage will permit the Company to realize any such benefits or that such benefits will continue if presently realized. No assurance can be given that any conversion rights will be exercised, or if exercised, will result in the Company realizing any amounts from the lease or sale of such Facilities in excess of the amounts under the corresponding mortgage.

     The Company believes it has adequate insurance to protect against the risks typically associated with business of the type it conducts, and requires that its lessees and mortgagors maintain insurance at levels it believes adequate to protect against the risks associated with the operations and activities of their facilities. However, there can be no assurance that such insurance will prove to be adequate or will continue to be available at reasonable prices.

CERTAIN BANKRUPTCY LIMITATIONS

     Although each lease or Master Lease provides that the Company may terminate the Master Lease upon the bankruptcy or insolvency of the tenant, the Bankruptcy Reform Act of 1978 ("Bankruptcy Code") provides that a trustee in a bankruptcy or reorganization proceeding under the Bankruptcy Code (or a debtor-in-possession in a reorganization under the Bankruptcy Code) has the power and the option to assume or reject the unexpired lease obligations of a debtor-lessee. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. However, the court also has the power to modify a lease if a debtor-lessee in a reorganization were required to perform certain provisions of a lease that the court determined to be unduly burdensome. It is not possible to determine at this time whether or not any lease or Master Lease contains any such provisions. If a lease is rejected, the lessor has a general unsecured claim limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of such lease, not to exceed three years. If any lease is rejected, the Company may also lose the benefit of any participation interest or conversion right.

CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

     The Mortgages are either deeds of trust or mortgages, depending upon the laws of the state in which the related Facility is located. A mortgage creates a lien upon the real property encumbered by the mortgage. There are two parties to each mortgage, the mortgagor, who is the borrower and owner, and the mortgagee, the lender. Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties, the borrower-owner, called the trustor (similar to a mortgagor), the lender, called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the trustee to secure payment of the obligation. The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directions of the beneficiary.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust which authorizes the trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lienholders. The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expenses incurred in enforcing the obligation. Generally, state law controls the amount of foreclosure expenses and costs, including limited attorneys' fees, which may be recovered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest therein.

     Foreclosure of a mortgage may be accomplished by judicial action or, in some states, power of sale. Judicial action is initiated by the service of legal pleadings upon all parties having an interest in the real property. When the mortgagee's right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time consuming. After the completion of judicial foreclosure, the court would issue a judgment of foreclosure and would generally appoint a referee or other court officer to conduct the sale of the property. Foreclosure by power of sale requires the posting of notice of sale in a public place and publication, for a specified period of time, in one or more newspapers. Upon the expiration of such period the property is sold in accordance with the mortgage and applicable state law.

     A mortgage foreclosure is subject throughout to a court's equitable powers. A court may exercise equitable powers to relieve a default and deny the mortgagee foreclosure, such as relieving the mortgagor from an entirely technical default where such default was not willful. Moreover, a non-collusive, regularly conducted foreclosure sale may be challenged as a fraudulent conveyance, regardless of the parties' intent, on the basis that the sale was for less than fair consideration and such sale occurred while the borrower was insolvent and within one year (or if controlling, the statutory period provided by state fraudulent conveyance law) of the filing of bankruptcy. Similarly, a suit against the debtor on the note may take several years and, generally, is a remedy alternative to foreclosure, the lender being precluded from pursuing both at the same time.

     In some states, after sale of the property pursuant to a deed of trust or foreclosure of mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to sale of the mortgage property pursuant to a deed of trust or foreclosure of a mortgage. Consequently, the practical effect of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has expired.

     No assurance can be given that the amounts realized in any such sale will be sufficient to repay the Mortgage on the Facility sold.

ENVIRONMENTAL RISKS

     Various of the Facilities may contain, or their operations may utilize, certain materials, processes or installations which are regulated pursuant to environmental statutes and regulations, or may require environmental permits from regulatory authorities. These items include fuel oil storage tanks, medical or infectious waste, incinerators, and small amounts of friable asbestos-containing materials. Environmental studies, prepared for the Company, reveal no significant environmental risk or failure to comply with such statutes or rules in connection with such materials, processes or installations. The Company believes that the materials used at the Facilities and the manner in which the Facilities are operated present no material adverse risk and will have no material adverse impact on the Company's financial condition or results of operations.

     In connection with each of the Company's investments in the Facilities, the Facility Operators caused preliminary environmental studies to be prepared and delivered to the Company. No assurance can be given, however, that undiscovered environmental liabilities do not exist, or that any undiscovered environmental liability will not be material to the Company. Under several state laws and the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), a lender may be liable, as an "owner" or "operator", for clean-up costs on a mortgaged property from which there has been a release or threatened release of hazardous substances if agents or employees of the lender have become involved in the operations of the borrower, regardless of whether a previous owner caused the environmental damage.

     Under the terms of the respective acquisition agreement, loan agreements and participating mortgages, the Company has obtained representations and warranties respecting any hazardous substances at the Facilities, and the Company has received indemnities therein respecting the presence of, and liability for, any such hazardous substances. There can be no assurance that these indemnities will be sufficient to cover any liability for any or all of the hazardous substances that may exist at the Facilities.

     Finally, under the terms of the Master Leases and the Participating Mortgages, Facility Operators, as applicable, have agreed to comply with any and all statutes, laws, ordinances, rules and regulations relating to the use, storage and disposal of hazardous substances at the Facilities.

COMPETITION

     The Company competes for additional health care facility investments with other health care investors, including other real estate investment trusts. Many of the Company's competitors possess substantially greater financial resources than the Company.

     The Facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price. See "The Company -- Investment Strategies and Policies."

LIMITED INVESTMENT DIVERSIFICATION

     It is the Company's objective to invest in health care facilities. Accordingly, the Company will not diversify its investment portfolio to reduce the risks associated with investment in the health care industry. In the future, the Company plans to make additional health care facility related investments. Such investments may be made on terms less favorable than the terms applicable to the Company's present investments.

CERTAIN RESTRICTIONS ON TRANSFER OF SHARES; BUSINESS COMBINATIONS

     Provisions of the Articles of Incorporation of the Company, primarily intended to enable the Company to maintain its status as a real estate investment trust, authorize the Company (i) to refuse to transfer Common Stock to any person who, as a result of such transfer, would beneficially own Common Stock in excess of 9.9% of the outstanding Common Stock of the Company ("Excess Shares"); and (ii) to redeem any such Excess Shares. Such provisions may inhibit market activity and the resulting opportunity for shareholders to receive a premium for their Common Stock that might otherwise exist if any individual or entity were attempting to assemble a block of Common Stock in excess of 9.9% of the outstanding Common Stock. See "Description of Securities -- Common Stock -- Redemption and Business Combination Provisions."

     Although the Company does not anticipate that it will redeem or otherwise reduce the number of shares of outstanding Common Stock, except for Excess Shares, if the number of shares of outstanding Common Stock were reduced, the 9.9% limitation might be exceeded by a shareholder without any action on his or her part.

     In addition, certain provisions of the Articles of Incorporation regarding Business Combinations (as defined therein) require approval of the holders of 80% of the outstanding voting shares of the Company. These and the other provisions described above may have an anti-takeover effect. See "Description of Securities -- Common Stock -- Redemption and Business Combination Provisions."

POSSIBLE CHANGE OF INVESTMENT STRATEGIES AND POLICIES AND CAPITAL STRUCTURE

     The Bylaws of the Company permit the Board of Directors, without the approval of the shareholders, to alter the Company's investment strategies and policies if they determine in the future that such a change is in the best interests of the Company and its shareholders. The methods of implementing the Company's investment strategies and policies may vary as new investment and financing techniques are developed or otherwise used. See "The Company -- Investment Strategies and Policies."

CONSEQUENCES OF FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     Commencing with its taxable year ending December 31, 1992, the Company believes it has been organized and has operated so as to qualify as a real estate investment trust ("REIT") under the Code, and it intends to continue to so qualify. A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders. Although the Company believes that it has been organized, has operated, and will continue to operate in a manner which will allow it to qualify as a REIT under the Code, no assurance can be given that the Company has qualified or will remain qualified as a REIT. The Company is relying on the opinion of Argue Pearson Harbison & Myers, counsel to the Company, with respect to various issues affecting the Company's ability to qualify and to retain its qualification as a REIT under the Code. Such opinion, however, is not binding upon the Internal Revenue Service which may take a contrary position. In addition, such opinion is dependent upon the interpretation of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. One such provision of the Code requires that a REIT distribute 95% of its "real estate investment trust taxable income" to its shareholders each year. Although the Company and its counsel believe that the Company has complied with the REIT distribution requirements in each year since its formation in 1992, under certain interpretations of such rules, the Company might be required to make an additional one-time distribution of approximately $1,450,000 with respect to the 1992 distribution and $8,750,000 with respect to the 1993 distribution. In addition, the Company would be required to pay interest and a 4% excise tax to the IRS based on the amount of the deficiency dividend. The Company believes that no such additional dividend will be required, but that if required, the Company will have sufficient liquidity to pay any such dividend, interest and additional amounts. See "Certain Federal Income Tax Considerations -- Taxation of the Company -- Annual Distribution Requirements."

     If the Company were to fail to qualify as a REIT in any taxable year, as a result of a determination that it failed to meet the annual distribution requirements or otherwise, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Certain Federal Income Tax Considerations" in the Prospectus Supplement.

                                  THE COMPANY

     Omega Healthcare Investors, Inc. (the "Company") was incorporated in the State of Maryland on March 31, 1992. It is a self administered real estate investment trust ("REIT") which invests in income producing healthcare facilities, principally long-term care facilities located primarily in the United States.

     As of January 31, 1994, the Company's current portfolio consists of 73 long-term care facilities. The Company owns and leases 32 long-term healthcare facilities and provides participating mortgage financing on 41 long-term healthcare facilities. The facilities are located in 12 states and operated by 7 unaffiliated operators. The Company also owns and leases three medical office buildings.

     The investment objectives of the Company are: To pay regular cash dividends to shareholders; to provide the opportunity for increased dividends from annual increases in rental and interest income, from revenue participations and from portfolio growth; to preserve and protect shareholders' capital; and to provide the opportunity to realize capital growth resulting from appreciation, if any, in the value of the Company's investments.

     The Company intends to make and manage its investments (including the sale or disposition of property or other investments) in such a manner as to be consistent with the requirements of the Code (or regulations thereunder) to qualify as a real estate investment trust ("REIT"), unless, because of changes in circumstances or changes in the Code (or regulations thereunder), the Board of Directors determines that it is no longer in the best interests of the Company to qualify as a REIT.

     The executive offices of the Company are located at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103. Its telephone number is (313) 747-9791.

INVESTMENT STRATEGIES AND POLICIES

     The Company maintains a diversified portfolio of income-producing health care facilities or mortgages thereon, with a primary focus on long-term care facilities located primarily in the United States. In evaluating potential investments, the Company considers such factors as: (i) the quality and experience of management and the creditworthiness of the operator of the facility; (ii) the facility's historical, current and forecasted cash flow and its adequacy to meet operational needs, capital expenditures and lease or debt service obligations, while providing a competitive return on investment to the Company; (iii) the construction quality, condition and design of the facility;
(iv) the geographic area and type of facility; (v) the tax, growth, regulatory and reimbursement environment of the community in which the facility is located;
(vi) the occupancy and demand for similar health care facilities in the same or nearby communities; and (vii) the payor mix or private, Medicare and Medicaid patients.

     In making investments, the Company generally seeks established, creditworthy, "middle market" health care operators which meet the Company's standards for quality and experience of management. Although the Company has emphasized long-term care investments, it may diversify prudently into other types of health care investments. The Company actively seeks to diversify its investments in terms of geographic location, operators and facility types. A fundamental investment strategy of the Company is to obtain contractual rent escalations under long-term, non-cancelable "triple net" leases and revenue participations through participating mortgage loans, and to obtain substantial security deposits. The Company may participate in mortgage loans through ownership of collateralized mortgage obligations or other securitization of mortgages.

     There are no limitations on the amount or percentage of the Company's total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location, operator or facility type.

     The Company may determine to finance acquisitions through the exchange of properties or the issuance of shares of its capital stock to others, if such transactions otherwise satisfy the Company's investment criteria.

The Company also has authority to repurchase or otherwise reacquire its Common Stock or any other securities and may determine to do so in the future.

     To the extent that the Company's Board of Directors determines to obtain additional capital, the Company may raise such capital through additional equity offerings, debt financings or retention of cash flow (subject to provisions of the Internal Revenue Code of 1986, as amended concerning the taxability of undistributed income of "real estate investment trusts"), or a combination of these methods. See "Borrowing Policies" for further information concerning the Company's policies regarding debt financing.

     The Company does not intend to invest in the securities of others for the purpose of exercising control.

     The Bylaws of the Company permit the Board of Directors, without the approval of the shareholders, to alter the Company's investment policies if they determine in the future that such a change is in the best interests of the Company and its shareholders. The methods of implementing the Company's investment policies may vary as new investments and financing techniques are developed or otherwise employed.

BORROWING POLICIES

     The Company may incur additional indebtedness, and intends to eventually attain and then maintain a debt-to-total capital ratio of approximately 50%. The Company intends to review periodically its policy with respect to its debt-to-total capital ratio and to adapt such policy as its management deems prudent in light of prevailing market conditions. It will be a strategy of the Company generally to match the maturity of its indebtedness with the maturity of its assets, and to employ long term, fixed rate debt to the extent practicable.

     The Company will use the proceeds of any additional indebtedness to make investments in additional health care facilities. The Company may obtain either secured or unsecured indebtedness, which may be convertible into capital stock or accompanied by warrants to purchase capital stock. Where debt financing is present on terms deemed favorable, the Company may invest in properties subject to existing loans, secured by mortgages, deeds of trust or similar liens on the properties.

INVESTMENTS AND FINANCINGS

     On August 14, 1992, in an initial public offering, the Company issued 6,100,000 shares of its Common Stock for a cash consideration of $128,100,000 ($21.00 per share), and issued 86,500 shares of its common stock to an underwriter for a cash consideration of $1,816,500 ($21.00 per share). On the same date the Company issued convertible notes to certain private investors with a face amount of $3,600,000 for a cash consideration of $3,600,000. The convertible notes were subsequently exchanged for convertible debentures with substantially identical terms and conditions. Approximately $12,000,000 of costs were incurred to raise these funds.

     Substantially all of the net proceeds from the issuance of common stock and convertible debentures were used to make the initial investments, comprised of a total of 39 long-term care facilities with a total of 4,848 licensed beds located in five states. Nineteen of the facilities with a total of 2,082 licensed beds were acquired for $59,068,750 from, and leased back to, Diversicare Corporation of America ("Diversicare"), and are managed by a unit of its 72%-owned public subsidiary, Diversicare, Inc. The lease to Diversicare is a long-term, "triple net" lease. The Company also made participating mortgage loans secured by a total of 20 facilities with a total 2,766 licensed beds. One of the participating mortgage loans, in the principal amount of $58,800,000, relates to 17 facilities that are owned and operated by entities affiliated with Professional Health Care Management, Inc. and managed by its subsidiary, International Health Care Management, Inc. (collectively, "I-Care") and the other participating mortgage, in the principal amount of $7,031,250, relates to three facilities owned and operated by Diversicare.

     Effective October 1, 1992, I-Care became a wholly-owned subsidiary of GranCare, Inc. ("GranCare"), which, at December 31, 1992, operated 84 long-term care facilities with in excess of 11,000 beds.

     In December, 1992, the Company financed the acquisition by BritWill Healthcare Company ("BritWill") of 12 facilities in Indiana. The Company purchased eight long-term care facilities, which have a total of 634 beds, for a cash consideration of $18,070,000. The eight facilities were acquired from and leased back to an affiliate of BritWill. The Company also placed leasehold mortgages on four facilities, which have a total of 408 beds, to further secure BritWill's lease obligations. The purchase price was funded by borrowings on the Company's revolving acquisition line of credit. In early 1993, the Company made additional investments with BritWill, (i) adding one Facility in Indiana which is subject to the BritWill Master Lease and was purchased for $1,690,000, and (ii) extending a convertible participating mortgage loan in the principal amount of $4,560,000 to BritWill Ltd., secured by mortgages on two fee properties in Center and Waxahachie, Texas containing a total of 240 licensed beds.

     In August, 1993, the Company invested $9,000,000 in Woodbine Associates, Limited Partnership ("Woodbine Associates") which resulted in ownership of a 300 bed nursing facility and a 60 unit congregate care facility located in Kansas City, Missouri (the "Missouri Facility"), with a lease of the Missouri Facility to Woodbine Associates for a 10 year fixed term.

     In September, 1993, the Company loaned an aggregate of $26,500,000 for a 10-year term to 4 Maine partnerships to finance 12 nursing homes having a total of 652 licensed beds. Each of the Partnerships is affiliated with North Country Associates, Inc. of Lewiston, Maine. The North Country Facilities are located in Maine ("North Country"), except for one facility which is located in Massachusetts.

     On October 28, 1993, the Company acquired three medical office buildings and a related parking garage located in Philadelphia, Pennsylvania from affiliates of Graduate Health System, Inc. ("Graduate Hospital") for $29,725,000. The Company acquired the buildings and entered into ground leases having a term of 27 years, for the garage and two medical office buildings, and a term of 29 years for the ground lease of the third medical office building.

     In December, 1993, the Company provided financing to an affiliate of BritWill for eight nursing home facilities with 959 beds located in the State of Texas. Of the total $17,000,000 financing, the Company acquired three facilities for a purchase price of $9,250,000 and entered into leases for the facilities with a BritWill affiliate. The Company loaned $7,750,000 to another affiliate of BritWill; the loan was secured by a convertible Deed of Trust on five nursing home facilities.

     In January, 1994, the Company provided mortgage financing of $2,920,000 related to two long-term care facilities located in Texas and California. The Texas mortgage represents $2,450,000 of the $17,000,000 transaction consummated in December, 1993 with Britwill Healthcare Company. The California facility will be operated by Crestwood Properties of Stockton, California.

     On February 18, 1994, the Company purchased a 300 bed long-term care facility in Lakeland, Florida for a purchase price of $8,150,000, and simultaneously leased the facility to Lakeland Health Care Center, Inc. The Company has also committed to purchase and leaseback a 175 bed long-term care facility in Newfane, New York for a purchase price of $3,450,000. The lessee of that facility, Newfane Health Facility, Inc., is an affiliate of Lakeland Health Care Center, Inc. The Lakeland, Florida and Newfane, New York facilities will be managed by Hunter Management Group, Inc., an affiliate of the lessees.

THE NURSING HOME INDUSTRY -- GENERAL

     The Company expects that there will be increasing demand for services of providers of care for the elderly due to the aging of the United States population. Due to demographic trends and increased life expectancies at age 65, the number of persons over age 65 is increasing as a percentage of the overall population, having grown since 1980 from approximately 26 million or 11.1% of the population, to a 1990 level of approximately 32 million, or 12.3% of the population.

NURSING INDUSTRY CHARACTERISTICS

     Demand and Supply. The Company expects that the size of the population that will require long-term nursing care is expected to increase. Another factor that favorably influences demand for nursing facility beds is the earlier discharge of patients from acute care hospitals as a result of advances in medical technology and the adoption by government and private health insurers of fixed rate reimbursement methods that encourage hospitals to shorten patient stays. Many of those patients, the elderly in particular, require post-discharge supervised care of the type provided by nursing facilities. However, nursing care facilities compete with alternatives to long-term nursing care, including professional home care, assisted living facilities, adult day care and hospital beds converted from acute care use, that are growing in size and number. Those alternatives may provide long-term care at lower cost, and can be expected to benefit from efforts by both government and private insurers to control health care costs.

     The supply of nursing beds is regulated by most of the states through health planning legislation. The most common method of control, which exists in all states in which Facilities are located and the District of Columbia, is the requirement that a state authority first make a determination of need, evidenced by its issuance of a Certificate of Need ("CON"), before a long-term care provider can establish a new facility, add beds to an existing facility or, in some states, take certain other actions (for example, acquire major medical equipment, make major capital expenditures, add services, refinancing long-term debt, or transfer ownership to a facility). States also regulate nursing bed supply in other ways. For example, some states have imposed moratoria on the licensing of new beds, or on the certification of new Medicaid beds, or have discouraged the construction of new nursing facilities by limiting Medicaid reimbursements allocable to the cost of new construction and equipment.

     Due in part to health planning legislation, growth in the nursing care industry has not matched increases in the elderly population, and the industry in general enjoys high occupancy rates. However, several states have repealed their Certificate of Need legislation, and the legislatures of other states are considering similar action. Where nursing facility bed supply is deregulated, increased competition is likely, and that could adversely affect the occupancy levels, and thus the net operating income, of the Facilities that provide nursing care in the affected areas.

     Nursing Facility Expenses. Labor costs typically account for a large percentage of a nursing facility's expenses. In the mid to late 1980's, the long-term care industry experienced a shortage of nurses and nursing assistants, which required many nursing facilities to use temporary nursing personnel at a substantial increase in cost. Moreover, wage rates for nurses and other facility staff positions increased during the period at rates substantially higher than the rate of inflation. Due in part to delays in Medicaid reimbursement rate increases to cover those increased costs, the industry experienced declining financial results during the period. Although there is evidence that conditions have improved, nursing facility labor costs can be expected to increase in the future, and there can be no assurance that any such increases will be matched by timely increases in the reimbursement rates of third party payors. This is more likely to be a factor in urban areas than in rural areas where most of the Facilities are located.

     Continued increases in nursing facility expenses can be expected to result from the Omnibus Budget Reconciliation Act of 1987, as amended by the Omnibus Budget Reconciliation Act of 1990 ("OBRA"), which, effective October 1, 1990, eliminated the distinction between skilled nursing and intermediate care facilities under state Medicaid programs and imposed various new quality of care requirements on all long-term care facilities. Among other things, OBRA requires nursing facilities to have at least one registered nurse on each shift, imposes increased training requirements for nurse's aides, requires enhanced screening and assessment of residents, and imposes other more stringent certification requirements. Although the legislation also requires states to adjust their Medicaid reimbursement rates to reflect the increased cost of these new requirements, there can be no assurance that those rates have increased sufficiently to cover such additional costs.

     Medicaid. Medicaid is a state-administered program, financed by state funds and matching federal funds, that pays for nursing care and related medical services to the indigent and certain other eligible persons. Medicaid is the second largest state spending category overall and is the source of approximately 45% of industry revenues. All but one of the Facilities are certified to participate as providers in the Medicaid program; the one other Facility has all private pay and Medicare revenues.

     States have considerable flexibility in establishing their Medicaid reimbursement systems. Most states use cost-based reimbursement systems, which generally operate either on a prospective or retrospective basis. Under a prospective system, which is the more common method, per diem rates are established based upon historical costs, with adjustments for inflation and additional service requirements. Facilities that keep their costs below the prospectively set rate retain the difference; those with costs above the rate provide care for Medicaid residents at a loss. Retrospective systems make cost-based interim payments to a nursing facility throughout the year, and reconcile the interim payments with the provider's actual allowable costs at year-end. Arkansas, Texas and a number of other states reimburse nursing facilities under their Medicaid programs at flat daily rates. Unlike retrospective and prospective rate systems, flat rate systems do not necessarily reimburse on the basis of historical cost and thus may penalize higher cost providers.

     Federal law requires Medicaid programs to pay rates that are reasonable and adequate to meet the costs which must be incurred by efficiently and economically operated facilities in order to provide care and services in conformity with applicable laws. However, budgetary pressures have forced states to impose stringent cost-containment measures that in many cases result in Medicaid reimbursement rates that do not adequately cover the actual cost of care. In addition, some states have in the past exhausted Medicaid funds prior to fiscal year end, which required them to temporarily withhold Medicaid reimbursements. For example, Alabama delayed reimbursements for approximately 15 days early in 1993. For these and other reasons, including significant time lags between cost increases and corresponding rate adjustments, Medicaid is considered the least profitable source of payment for nursing facility services.

     In an effort to generate additional federal Medicaid matching funds for hospital and long-term care services, many states instituted or expanded taxation of health care providers, or created voluntary contribution plans for providers. By the fall of 1991, nearly half the states imposed provider taxes on nursing facilities. In many cases, those taxes applied only to providers that accepted Medicaid beneficiaries, and providers were often assured that they would receive more than their money back. Effective January 1, 1992, federal funds are available to match revenues raised through provider taxes and voluntary contribution plans. In general, after the effective date of the legislation, federal funds are available to match revenues from "health care-related taxes" only if the tax is broad based, is uniformly imposed on a class of health care providers, and does not provide for an effective guarantee of repayment of any portion of the tax to the provider.

     Medicare. Medicare, funded and administered by the federal government, is a health insurance program available primarily to individuals who are age 65 and older and entitled to Social Security benefits. Generally, Medicare provides not more than 100 days of inpatient skilled nursing care per spell of illness, in each case only after the patient has been hospitalized for at least three days. It is because of those limitations that Medicare typically accounts for a relatively small percentage of nursing facility revenues.

     For reimbursing nursing facility costs, Medicare uses a cost-based reimbursement system that pays, through private insurance companies acting as intermediaries, the reasonable direct and indirect costs for services furnished, subject to maximum payment rates. Under Medicare, a participating facility receives interim payments during the year for its expected reimbursable costs, subject to retroactive adjustment to reflect actual allowable costs.

     Most of the Facilities are certified to participate in the Medicare program.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The historical ratios of earnings to fixed charges are as follows:

                                        PERIOD                                   RATIO
        ----------------------------------------------------------------------   -----
        Period from August 14, 1992 (date of commencement of business) to
          December 31, 1992...................................................   15.45x
        Period from January 1, 1993 to December 31, 1993......................    3.51x

     For purposes of these ratios, fixed charges consist of interest expense and amortization of deferred financing costs.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of short term bank lines of credit and investments in health care related properties.

                           DESCRIPTION OF SECURITIES

     The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Common Stock, par value $0.10 per share; (ii) shares of its Preferred Stock, par value $1.00 per share, in one or more series; (iii) Debt Securities, in one or more series; (iv) Common Stock Warrants; (v) Preferred Stock Warrants; (vi) Debt Warrants; and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) through (vi). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

     The authorized capital stock of the Company currently consists of 50,000,000 shares of Common Stock, par value $0.10 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of December 31, 1993, the Company had 6,575,188 shares of its Common Stock issued and outstanding. The Common Stock is listed on the New York Stock Exchange. The Company intends to list any additional shares of its Common Stock which are issued and sold hereunder. No shares of the Company's Preferred Stock are outstanding. The Company may list any Preferred Stock which is offered and sold hereunder, as described in the Prospectus Supplement relating to such Preferred Stock.

                                  COMMON STOCK

     Except for certain restricted securities (see "Common Stock -- Restricted Securities"), all shares of Common Stock participate equally in dividends payable to stockholders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to stockholders of Common Stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the Common Stock do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE Symbol "OHI").

RESTRICTED SECURITIES

     In connection with the organization of the Company, an aggregate of 250,000 shares of common stock (the "Founders' Shares") were issued on March 31, 1992 for $250,000 in cash to Essel W. Bailey, Jr., Thomas Franke, Harold J. Kloosterman, Robert L. Parker, William G. Petty, Jr. and Neill R. Schmeichel, and/or to family members or entities beneficially owned by them (collectively the "Founding Shareholders"). The Founders' shares are eligible for sale under Rule 144 promulgated under the Securities Act after March 31, 1994; however, the Founding Shareholders entered into an agreement in connection with the initial public offering of the Company's shares (the "Initial Offering"), restricting the sale of such shares until August 7, 1994.

     In connection with Initial Offering, the Company caused 86,500 shares of the Company's common stock (the "Bear Stearns Shares") to be issued to Bear, Stearns & Co. Inc. ("Bear Stearns"). Bear Stearns has entered into an agreement with the Company restricting the sale of the Bear Stearns Shares until August 7, 1994.

     In connection with the acquisition of certain contractual rights to provide secured loans in the aggregate amount of $26,500,000 and to purchase certain properties for an aggregate purchase price of $29,725,000, the Company issued 10,000 shares to MEDIQ Incorporated, and 2,500 shares to F. Scott Kellman (collectively, the "Contractual Rights Shares"). The owners of such shares have entered into an agreement with the Company restricting the sale of the Contractual Rights Shares until December 14, 1995.

     Holders of the Founders' Shares, the Bear Stearns Shares, and the Contractual Rights Shares have agreed to subordinate dividends payable with respect to their respective shares through the quarter ended June 30, 1994, and to subordinate their rights to participate in proceeds from the liquidation or dissolution of the Company during that period.

REDEMPTION AND BUSINESS COMBINATION PROVISIONS

     If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of the Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of the Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of the Company. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

     The Articles of Incorporation require that, except in certain circumstances, Business Combinations (as defined) between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of the Company.

     A Business Combination is defined in the Articles of Incorporation as (a) any merger or consolidation of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of the Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     Pursuant to the Articles of Incorporation, the Company's Board of Directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this Prospectus, there are seven directors, two in each of two classes of directors, and three in one class.

     The foregoing provisions of the Articles of Incorporation and certain other matters may not be amended without the affirmative vote of at least 90% of the outstanding voting shares of the Company.

     The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Preferred Stock." The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Articles of Incorporation may help assure fair treatment of stockholders and preserve the assets of the Company.

     The foregoing summary of certain provisions of the Articles of Incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Articles of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

     First Interstate Bank of California, Los Angeles, California, is the transfer agent and registrar of the Common Stock.

                                PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation"), and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby).

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of preferred stock of the Company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;
(v) any redemption or sinking fund provisions; (vi) any conversion rights; (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

     See "Common Stock -- Redemption and Business Combination Provisions" for a description of certain provisions of the Articles of Incorporation, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 80% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 80% of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

TRANSFER AGENT AND REGISTRAR

     Unless otherwise indicated in a Prospectus Supplement relating thereto, First Interstate Bank of California, Los Angeles, California, will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                                DEBT SECURITIES

     Debt Securities may be issued from time to time in series under an Indenture (the "Indenture") dated December 27, 1993, between the Company and First Interstate Bank of California, as Trustee (the "Trustee"). As used under this caption, unless the context otherwise requires, Offered Debt Securities shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is filed as an exhibit to the Registration Statement of which this

Prospectus is a part. The following sets forth certain general terms and provisions of the Debt Securities. Further terms of the Offered Debt Securities will be set forth in the Prospectus Supplement.

GENERAL

     The Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the specific title of the Offered Debt Securities; (2) the aggregate principal amount of the Offered Debt Securities;
(3) the percentage of their principal amount at which the Offered Debt Securities will be issued; (4) the date on which the Offered Debt Securities will mature; (5) the rate or rates per annum or the method for determining such rate or rates, if any, at which the Offered Debt Securities will bear interest;
(6) the times at which any such interest will be payable; (7) any provisions relating to optional or mandatory redemption of the Offered Debt Securities at the option of the Company or pursuant to sinking fund or analogous provisions;
(8) the denominations in which the Offered Debt Securities are authorized to be issued; (9) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock Preferred Stock or into Debt Securities of another series; (10) whether the Offered Debt Securities are to be issued in fully registered form without coupons or in the bearer form with interest coupons or both; (11) the place or places at which the Company will make payments of principal (and premiums, if any) and interest, if any, and the method of payment; (12) whether the Offered Debt Securities will be issued in whole or in part in global form; (13) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the Indenture; and (14) any other specific terms of the Offered Debt Securities.

     One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

STATUS OF DEBT SECURITIES

     The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

CONVERSION OF RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the Company's shares of Common Stock.

ABSENCE OF RESTRICTIVE COVENANTS

     Except as noted below under "Dividends, Distributions and Acquisitions of Capital Stock," the Company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not requite the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the Prospectus Supplement, there are no provisions of the Indenture which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

OPTIONAL REDEMPTION

     The Debt Securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT, at the option of the Company in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities against any decline in credit quality, whether resulting from any such transaction or from any other cause.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF CAPITAL STOCK

     The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the Company determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any shares of its capital stock (other than the Debt Securities) or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series is defined in the Indenture as being (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; (f) a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money by the Company (including the Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at maturity an aggregate principal amount exceeding $10,000,000, unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities declaring a default or the Company is contesting the validity of such default in good faith by appropriate proceedings; and (g) any other Event of Default provided with respect to the Debt Securities of that series.

     If an Event of Default with respect to the outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATIONS AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders to, among other things, (a) evidence the succession of another corporation to the Company, (b) add to the covenants of the Company or surrender any right or power conferred upon the Company, (c) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series in any material respect, or (d) evidence and provide for a successor Trustee.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest , if any, on any Debt Security , (b) reduce the principal amount of, or premium or interest if any, on any Debt Security, (c) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof, (d) change the currency of payment of the principal of, or premium or interest, if any, on any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) modify the conversion provisions, if any, of any Debt Security in a manner adverse to the Holder of that Debt Security, or (g) reduce the percentage in principal amount of the outstanding Debt Security of any series, the consent of whose Holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

     The Holders of a majority in aggregate principal amount of the outstanding Debt Security of each series may, on behalf of all Holders of the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company, without the consent of the Holders of any of the Debt Securities, may consolidate or merge with or into or transfer its assets substantially as an entirety to, any corporation organized under the laws of the United States or any state, provided that the successor corporation assumes the Company's obligations under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific material terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participant). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that the purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                              SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Securities Warrants may be issued independently or together with Common Stock, Preferred Stock or Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Common Stock, Preferred Stock, or Debt Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrants relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     In the case of Securities Warrants for the purchase of Common Stock or Preferred Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants,
(iii) the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock, (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States Federal income tax consequences; and (vii) any other terms of such Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Debt Securities, with which such Securities Warrants being offered with each such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States Federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Common Stock or Preferred Stock, holders of such Securities Warrants will not have any rights of holders of such Common Stock or Preferred Stock, including the right to receive payments of dividends, if any, on such Common Stock or Preferred Stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrants will entitle the holder thereof to purchase number of shares of Common Stock, Preferred Stock or such principal amount of Debt Securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Stock, Preferred Stock or Debt Securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Common Stock, Preferred Stock or Debt Securities, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENT

     The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassifications of the Common Stock, (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of Common Stock Warrants), and
(iii) certain distributions of evidences of indebtedness or assets (including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periods or recurring cash dividends or distributions or for cash dividends or distributions to the extend paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     The net proceeds to the Company from the sale of the Securities will be the purchase price of the Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Argue Pearson Harbison & Myers, Los Angeles, California. In addition, Argue Pearson Harbison & Myers has passed upon certain federal income tax matters relating to the Company.

                                    EXPERTS

     The financial statements of Omega Healthcare Investors, Inc. (the Company) for the year ended December 31, 1993, incorporated by reference in the Company's current report (form 8-K dated February 10, 1994), have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Diversicare Corporation of America Facilities as of December 31, 1990, 1991 and 1992 incorporated by reference in the Company's annual report (form 10-K for the period ended December 31, 1992) have been audited by Arthur Andersen & Co., independent public accountants, and are included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated balance sheets of Professional Health Care Management, Inc. as of September 30, 1992 and 1991, and the related consolidated statements of earnings, equity (deficit), and cash flows for the three years ended September 30, 1992, incorporated by reference in the Company's annual report (form 10-K for the period ended December 31, 1992), have been examined by Grant Thornton, certified public accountants, as set forth in their report included therein and incorporated herein by reference.

     The combined balance sheet of North Country Affiliated Entities as of December 31, 1992, and the related statements of income, retained earnings, and cash flows for the year then ended incorporated by reference in the Company's current report (form 8-K dated September 14, 1993 as amended by Amendment No. 1 dated October 20, 1993 on Form 8 thereto), have been audited by Berry, Dunn, McNeil & Parker, independent auditors, as set forth in their report thereon, and are included herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of The Graduate Hospital (an affiliate of Graduate Health System, Inc.) as of June 30, 1993 and 1992, and the related statements of revenues and expenses, changes in fund balances, and cash flows of general funds for the years then ended, incorporated by reference in the Company's current report (form 8-K dated October 28, 1993), have been audited by Deloitte & Touche, independent auditors, as set forth in their report thereon, and are included herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

----------------------------------------------------
----------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND RELATED PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS AND RELATED PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      -----
       PROSPECTUS SUPPLEMENT

The Company.........................    S-3
Use of Proceeds.....................    S-3
Plan of Distribution................    S-3
Legal Matters.......................    S-3

             PROSPECTUS

Available Information...............      2
Documents Incorporated by
  Reference.........................      2
Risk Factors........................      3
The Company.........................      8
Ratios of Earning to Fixed
  Charges...........................     12
Use of Proceeds.....................     13
Description of Securities...........     13
  Common Stock......................     13
  Preferred Stock...................     15
  Debt Securities...................     18
  Securities Warrants...............     23
Plan of Distribution................     25
Legal Matters.......................     25
Experts.............................     25

----------------------------------------------------
----------------------------------------------------

----------------------------------------------------
----------------------------------------------------

                                1,000,000 SHARES

                                OMEGA HEALTHCARE
                                INVESTORS, INC.

                                  COMMON STOCK
                             ----------------------
                                   PROSPECTUS
                                   SUPPLEMENT
                             ----------------------
                               NOVEMBER 15, 1996

----------------------------------------------------
----------------------------------------------------